Filed pursuant to Rule 424(b)(3)
Registration No. 333-251657
Prospectus Supplement No. 2
(to Prospectus dated February 1, 2021)
LUMINAR TECHNOLOGIES, INC.
Up to 181,247,830 Shares of Class A Common Stock
Up to 19,999,975 Shares of Class A Common Stock Issuable Upon Exercise of Warrants

This prospectus supplement supplements the prospectus dated February 1, 2021 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-251657). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on February 12, 2021 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed with the SEC. Accordingly, we have attached the Current Report to this prospectus supplement.
The Prospectus and this prospectus supplement relates to the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”) of up to (A) 181,247,830 shares of our Class A common stock, par value $0.0001 per share (“Class A Stock”), which consists of (i) 10,000,000 shares of Class A Stock (the “Founder Shares”) originally issued in a private placement to Gores Metropoulos Sponsor LLC (the “Sponsor”) in connection with the initial public offering (the “IPO”) of Gores Metropoulos, Inc. (“Gores”), and subsequently distributed to certain equityholders of the Sponsor, (ii) 42,064,871 shares of Class A Stock issued pursuant to the Merger Agreement (as defined in the Prospectus), (iii) 6,666,666 shares of Class A Stock issuable upon the exercise of 6,666,666 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the IPO at an exercise price of $11.50 per share of Class A Stock and subsequently distributed to certain equityholders of the Sponsor, (iv) 105,118,203 Executive Shares (as defined in the Prospectus), (v) up to 3,944,151 Earn-Out Shares (as defined in the Prospectus) that may be issued in the form of Class A Stock pursuant to the earn-out provisions in the Merger Agreement, (vi) up 10,455,134 shares of Class A Stock that may be issued or issuable upon the conversion of any Earn-Out Shares that may be issued in the form of our Class B common stock, par value $0.0001 per share (“Class B Stock”) pursuant to the earn-out provisions in the Merger Agreement, and (vii) up to 2,998,805 shares of Class A Stock issuable upon the exercise of outstanding Rollover Options (as defined in the Prospectus) to purchase shares of Class A Stock, and (B) up to 6,666,666 Private Warrants.
In addition, the Prospectus relates to the offer and sale of up to 13,333,309 shares of Class A Stock that are issuable by us upon the exercise of 13,333,309 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock (the “Public Warrants” and, together with the Private Warrants, the “Warrants”).
Our Class A Stock and Public Warrants are listed on the Nasdaq Global Select Market under the symbols “LAZR” and “LAZRW,” respectively. On February 11, 2021, the last reported sales price of our Class A Stock was $35.94 per share and the last reported sales price of our Public Warrants was $24.44 per warrant.
This prospectus supplement should be read in conjunction with the Prospectus, and this prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated February 1, 2021 with respect to the securities described above, including any amendments or supplements thereto.
We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.
Investing in our Class A Stock is highly speculative and involves a high degree of risk. You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of the Prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus supplement is February 12, 2021.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2021

LUMINAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38791	83-1804317
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2603 Discovery Drive, Suite 100
Orlando, Florida 32826
(Address of principal executive offices, including zip code)
Registrant’s telephone number, including area code: (407) 900-5259

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	LAZR	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	LAZRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2021, Luminar Technologies, Inc. (“Luminar”) announced that the Board of Directors of Luminar (the “Board”), has appointed, effective as of February 8, 2021 (the “Effective Date”), Ms. Katharine A. Martin as a Class I director of Luminar with a term to expire at the annual meeting of stockholders to be held in 2021 and Dr. Mary Lou Jepsen as a Class III director of Luminar with a term to expire at the annual meeting of stockholders to be held in 2023. In connection with the appointments, the Board approved an increase in the size of the Board, from five to seven members, effective as of the Effective Date. Additionally, effective as of the Effective Date, the Board appointed Ms. Martin and Dr. Jepsen as members of the Nominating and Corporate Governance Committee of the Board and Ms. Martin as a member and the Chairperson of the Compensation Committee of the Board.

Neither Ms. Martin nor Dr. Jepsen has any family relationships with any of Luminar ’s directors or executive officers and none is a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

Ms. Martin and Dr. Jepsen will each receive cash and equity compensation in accordance with Luminar’s compensation arrangements for non-employee directors. However, the compensation arrangements for Luminar’s non-employee directors have not been determined. Each will also enter into an indemnification agreement with Luminar consistent with the form agreement executed with each of Luminar’s current directors.

Item 7.01. Regulation FD Disclosure.

On February 12, 2021, Luminar issued a press release entitled “Luminar Strengthens Board of Directors with Two New Leaders,” a copy of which is furnished as Exhibit 99.1.

The information in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1, shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liability of that section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
99.1	Press release, dated February 12, 2021.
104	Cover Page Interactive Data File (formatted in Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Luminar Technologies, Inc.

Date: February 12, 2021	By:	/s/ Thomas J. Fennimore
	Name:	Thomas J. Fennimore
	Title:	Chief Financial Officer and Security